[WELLS FARGO LETTERHEAD]

EXTENSION NOTICE

November 1, 2015

Wells Fargo Bank, National Association

Wholesale Loan Services

7711 Plantation Road R4057-01 R

Roanoke, Virginia 24019

ENVIROSTAR, INC.

290 Northeast 68th Street

Miami, Florida 33138

RE:      Notice of Extension of Revolving Line of Credit

Dear BORROWER:

WELLS FARGO BANK, NATIONAL ASSOCIATION is pleased to inform you that your line of credit/loan in the amount of $2,250,000.00 (the "Credit"), has been approved for extension. The new final payment date will be November 1, 2016. Subject to applicable terms of the existing loan documentation, advances under the line of credit will be available until November 1, 2016.

Your credit remains subject to all terms and conditions of existing loan documentation, as modified by this Extension Notice. Payments as set forth in the loan documents will continue to be due during the extension period. Except as expressly provided in this Notice, all terms and conditions of the Credit will remain unchanged.

If you do not desire the extension of the Credit on these terms, you must (i) deliver to Wells Fargo Bank, National Association at MAC Z6204-018, 200 South Biscayne Boulevard, Floor 01, Miami, Florida 33131 a written rejection of the extension within 10 days from the date of this letter, (ii) not draw additional Funds under the Credit, and (iii) promptly make arrangements with your loan officer to pay the matured balance of the Credit.

If you have any questions, please do not hesitate to call Matthew Rapoport at 305-789-5005. We appreciate your business and look forward to continuing to serve as your business bank.